Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations:
Raphael Gross
203-682-8253
investorrelations@carrols.com

Carrols Restaurant Group, Inc. Announces Retirement of Chairman and CEO by June 30, 2022
Board of Directors Commences Search for a New CEO

SYRACUSE, N.Y. – (BUSINESS WIRE) – September 23, 2021 – Carrols Restaurant Group, Inc. (“Carrols” or the “Company”) (Nasdaq: TAST) announced today that Daniel T. Accordino, the Company’s Chairman, Chief Executive Officer and President, will be retiring as CEO and President by June 30, 2022. He will also be stepping down as Chairman and as a member of the Board of Directors at or prior to the effective time of his retirement. The Carrols Board is conducting a comprehensive search to identify a new CEO and is engaging a leading executive search firm to assist in the process.
Mr. Accordino, 71, has been the Chief Executive Officer of the Company since January 1, 2012 and Chairman of the Board since January 1, 2015. An employee of the Company since 1972, Mr. Accordino has served in a variety of senior leadership positions, including as President since February 1993, Chief Operating Officer from February 1993 to December 2011, and Executive Vice President - Operations from December 1986 to February 1993.
“With Carrols well positioned for continued success, I believe now is the right time – both for me and Carrols – to begin a transition to the next generation of leadership,” stated Mr. Accordino. “I look forward to continuing to work with the Board and our dedicated management team over the next nine months to identify an exemplary leader for our business and ensure a successful transition.”
“On behalf of the Board, I would like to thank Dan for his 50 years of dedicated service to Carrols. Dan has been instrumental in helping transform Carrols from a regional quick service restaurant chain to the largest BURGER KING® franchisee in the United States,” said David Harris, a member of the Carrols Board. “The Board is committed to finding a world-class successor for Dan and is grateful to have his continued leadership and guidance throughout the succession planning and transition process.”
About the Company
Carrols is one of the largest restaurant franchisees in North America. It is the largest BURGER KING® franchisee in the United States, currently operating 1,027 BURGER KING® restaurants in 23 states as well as 65 POPEYES® restaurants in seven states. Carrols has operated BURGER KING® restaurants since 1976 and POPEYES® restaurants since 2019. For more information, please visit the Company's website at www.carrols.com.

Forward-Looking Statements
Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties, including without limitation the impact of COVID-19 on Carrols’ business, as included in Carrols' filings with the Securities and Exchange Commission.